UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Marian E. Whiteman
   100 S. Saunders Road, Suite 300
   IL, Lake Forest 60045
2. Issuer Name and Ticker or Trading Symbol
   IMC Global Inc. (IGL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/2/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Environment, Health and Safety
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock, $1.00 |      |      |    | |                  |   |           |48.368             |I     |By 401(K) Plan             |
par value           |      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Non-qualified|$10.76  |1/2/ 20|      |A   | |25000      |A  |1    |1/2/2|Common Stock|25000  |       |25000       |D  |            |
 stock option|        |03     |      |    | |           |   |     |013  |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$10.7100|       |      |    | |           |   |2    |11/5/|Common Stock|       |       |24000       |D  |            |
 stock option|        |       |      |    | |           |   |     |2011 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$13.55  |       |      |    | |           |   |3    |2/28/|Common Stock|       |       |19000       |D  |            |
 stock option|        |       |      |    | |           |   |     |2011 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$15.0312|       |      |    | |           |   |4    |2/22/|Common Stock|       |       |13500       |D  |            |
 stock option|        |       |      |    | |           |   |     |2010 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$22.6562|       |      |    | |           |   |5    |04/27|Common Stock|       |       |9100        |D  |            |
 stock option|        |       |      |    | |           |   |     |/2009|, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$30.6560|       |      |    | |           |   |5    |6/18/|Common Stock|       |       |5950        |D  |            |
 stock option|        |       |      |    | |           |   |     |2008 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$34.6875|       |      |    | |           |   |5    |2/16/|Common Stock|       |       |2000        |D  |            |
 stock option|        |       |      |    | |           |   |     |2008 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. One-third of these options will become exercisable on each of January 2, 2004, January 2, 2005, and January 2, 2006.
2. One-third of these options is currently exercisable; the remaining two-thirds of these options will become exercisable on each of November 5, 2003, and November 5, 2004.
3. One-third of these options is currently exercisable; the remaining two-thirds will become exercisable on each of February 28, 2003, and February 28, 2004.
4. Two-thirds of these options are currently exercisable; the remaining one-third will become exercisable on February 22, 2003.
5. These options are currently exercisable.
SIGNATURE OF REPORTING PERSON
Marian E. Whiteman
Marian E. Whiteman